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                                                                     Exhibit 5.1




                                                       ATTORNEYS AT LAW


                                                       Five Palo Alto Square
                                                       3000 El Camino Real
                                                       Palo Alto, CA
                                                       94306-2155
                                                       Main  650 843-5000
                                                       Fax  650 857-0663

October 25, 1999

Photon Dynamics, Inc.                                  www.cooley.com
6325 San Ignacio Avenue
San Jose, CA  95119-1202                               ALAN C. MENDELSON
                                                       650 843-5010
Ladies and Gentlemen:                                  mendelsonac@cooley.com

We have acted as counsel for Photon Dynamics, Inc., a California corporation (the "Company" or "Photon"), in connection with the merger (the "Merger") and other transactions contemplated by the certain Agreement and Plan of Merger and Reorganization, dated as of August 10, 1999, by and among the Company, Pharaoh Acquisition Corp., a California corporation and a wholly-owned subsidiary of Photon ("Merger Sub"), and CR Technology Inc., a California corporation ("CRT"). This opinion is being furnished in connection with an amendment to the Company's Registration Statement on Form S-4 (SEC No. 333-88407) (the "Registration Statement") filed with the Securities and Exchange Commission on October 4, 1999 covering the offering of up to 1,960,000 shares of the Company's Common Stock, $.001 par value, (the "Shares") to be issued in connection with the merger of Merger Sub with and into CRT.

In rendering this opinion, we have examined the following documents: (i) the Company's Articles of Incorporation and Bylaws, as amended and restated since the inception of the Company; (ii) the Action by Unanimous Written Consent in Lieu of a Meeting of the Board of Directors dated August 5, 1999; (iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Alan C. Mendelson
    ____________________________
     Alan C. Mendelson, Esq.